Exhibit 10.212

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (“Agreement”) is entered into by and between COVINGTON REALTY, LLC, an Ohio limited liability company (the “Landlord”) and REGIONAL HEALTH PROPERTIES, INC., a Georgia corporation (the “Tenant”), This Agreement is effective as of the last date shown below the signature of the parties’ representatives (the “Effective Date”).

BACKGROUND

A.Landlord and Tenant are parties to a Lease Agreement dated August 26, 2002 (the “Original Lease”), as amended by a First Amendment to Lease Agreement dated July 14, 2003, by a Second Amendment to Lease Agreement dated April 1, 2008, by a Third Amendment to Lease Agreement dated May 1, 2011, and by a Fourth Amendment to Lease Agreement, dated April 14, 2014, and further by an Agreement Regarding Lease and Sublease entered into as of August 1, 2015, among Landlord, Tenant and CC SNF LLC, wherein Landlord consented to Tenant’s sublease of the Facility (as defined below) to CC SNF LLC, a Florida corporation (the “Subtenant”) (as so amended, the “Lease”), pursuant to which Landlord leases to Tenant (and Tenant subleased to Subtenant) the licensed and certified nursing facility commonly known as Covington Care Center, 75 Mote Drive, Covington, Ohio (the “Facility”). All capitalized terms used in this Agreement that are defined in the Lease and not otherwise defined in this Amendment shall have the meanings given in the Lease.

B.Tenant is the successor by merger to AdCare Health Systems, Inc., a Georgia corporation, the original tenant to the Lease.

C.Tenant received from Landlord a notice of Lease Default dated March 30, 2018, citing Tenant’s failure to pay Base Rent for the period commencing March 2018 (the “Base Rent Default”), which failure constitutes a default under Section 14.01 of the Original Lease (the “Default Notice”).

D.Pursuant to a letter agreement dated October 5, 2018, certain terms and conditions were agreed upon, whereby Landlord will agree to forbear taking further action as a result of Tenant’s default, provided the terms and conditions of this Agreement are fulfilled by Tenant. As of the Effective Date, the unpaid Base Rent is $338,776.22.

E.Due to certain operating and financial difficulties experienced by Tenant’s Subtenant, the Tenant has requested, and the Landlord is agreeable, subject to the terms set forth in this Agreement, to temporarily forbear from exercising its Lease rights and remedies to allow Tenant to make replace the Subtenant with a new subtenant, and to make temporarily reduced Base Rent payments.

F.On or about November 30, 2018, Tenant, as Sublessor and MIAMI COV SNF, INC., an Ohio corporation, as Sublessee (referred to herein as “New Sublessee”), entered into a Sublease Agreement (the “New Sublease”), whereby New Sublessee subleased the Facility on the terms and conditions stated in the New Sublease.

G.In consideration by Tenant of the execution of this Agreement, Landlord consented to the New Sublease, and executed additional documents to facilitate certain financing arrangements required by New Sublessee to enable it to perform its obligations under the New Sublease.

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NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Tenant and Landlord agree to the above and as follows:

1.Background Statements. The above Background Statements are incorporated into and made a substantive, contractual part of this Agreement.

2.Tenant Acknowledgment and Admission of Lease Default. To induce the Landlord to enter into this Agreement, the Tenant acknowledges, agrees, warrants and represents that: (a) Tenant timely received the Default Notice; (b) Tenant admits its failure to fully pay the Base Rent ($338,776.22), Insurance Escrow ($21,838.32), Tax Escrow ($34,503.90) and Replacement Reserve Funding ($30,000.00) for a total amount of $470,118.44 for the months of March through December 2018; (c) Tenant further acknowledges and agrees that a Rent payment default exists and that Landlord has the right and is entitled to exercise all of its applicable legal rights and remedies to enforce this Lease and collect rent damages; (d) the Lease is valid and legally binding on Tenant and is enforceable by Landlord; (e) Tenant waives any additional required notification or opportunity to cure options given by the Landlord, other than as may be specifically provided herein; (f) the Tenant has no defenses, set-offs or counterclaims against the Landlord, and Tenant affirmatively and voluntarily hereby waives any and all defenses, set-offs and counterclaims that may exist or that it may have under the Lease or by law; and (g) no Lease default whatsoever by the Landlord exists.

3.Consideration; Forbearance Period; Payment of New Base Rent. As consideration for, and as a condition to, Landlord’s willingness to forbear from exercising its Lease remedies, effective as of the Effective Date Tenant agrees that (a) the Term of the Lease shall be extended until April 30, 2029 (the “Forbearance Period”); and (b) Tenant shall pay Landlord on a monthly basis, due and payable on the first day of each and every month as shown below, in immediately available funds, the following sums of money as new Base Rent payments:

Period	New Base Rent
December 2018 – March 2019	$34,000/mo (net)
April 2019 – August 2020	$40,000/mo (net)
September 2020 – March 2021	$45,000/mo (net)
April 2021 – April 2022	$50,000/mo (net)
Thereafter	Base Rent increases as set forth in the Lease

a.Replacement Reserve. Tenant agrees to Landlord’s withdrawal of Sixty-Eight Thousand and No/100 Dollars ($68,000) from the tenant-funded (non-HUD) replacement reserve account to satisfy a portion of the unpaid Base Rent as of the Effective Date.

b.Method of Payment. During the term of this Agreement the Tenant shall pay to Landlord on a monthly basis the stated amount of Base Rents by electronic funds transfer to the Landlord’s account at the banking institution shown below.

Bank Name:	Stock Yards Bank & Trust
ABA:	083000564
Beneficiary:	Covington Realty, LLC
Acct No:	1927329

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4.Additional Requirements. In addition to the requirements of Tenant set forth in the Lease, which requirements are hereby reaffirmed and shall be continued by Tenant without Default, Tenant agrees to the following covenants and requirements for the remainder of the Term:

a.Rent shall be due on the first day of each month with late charges accruing after the 10th of the month;

b.Monthly census and financial reports shall be due to Landlord no later than the end of the following calendar month to which they relate;

c.Landlord will have industry-standard inspection rights for the Facility. Landlord shall be permitted to have a designated representative tour the premises and inspect records during normal business hours upon three (3) days’ notice to the Tenant and sublessee.

d.Tenant and New Sublessee must maintain the Facility during the Term with no consecutive surveys resulting in an IJ or higher level citation and must maintain diligent and consistent efforts to improve the Facility’s Medicare Five State Rating.

5.Conditions Precedent. The Parties acknowledge that Landlord has satisfied all conditions precedent required of Landlord to the execution and implementation of the New Sublease, to wit, the execution of:

a.The New Sublease;

b.A Landlord and Sublessor Waiver; and,

c.An Attornment and Non-Disturbance Agreement and Estoppel Certificate.

6.Representations and Warranties. The Tenant hereby represents and warrants to the Landlord that: (a) the representations, warranties and acknowledgements set forth in this Agreement are a mutual, voluntary concession, on a temporary basis, of the payment of Rent that Tenant is obligated to make per the terms of the Lease and that the terms of both the Lease and this Agreement are true and correct in all material respects as of the date hereof; (b) the Tenant has the requisite power necessary to execute and deliver this Agreement; and (c) the execution, delivery and performance of this Agreement have been duly authorized by the applicable members of the Tenant, and when executed, this Agreement will constitute the valid, binding and enforceable obligation of the Tenant. Landlord represents and warrants to Tenant that: (a) it is the owner of the Leased Premises and the holder of the Lease; and (b) it has the requisite authority to enter into this Agreement and perform all of its obligations hereunder.

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7.Further Agreements and Representations. The Tenant hereby:

a.ratifies, confirms and acknowledges that the Lease, as amended hereby, and notwithstanding anything stated in the New Sublease, is and continues to be valid, binding and in full force and effect as of the Effective Date, and enforceable in accordance with their terms;

b.covenants and agrees to perform all of its obligations under the Lease and this Agreement;

c.acknowledges and agrees that as of the date hereof, the Tenant has no defense, set-off, counterclaim or challenge against the payment of any sums owing to Landlord or the enforcement of any of the terms of the Lease, as amended hereby, or any other document or writing between the parties;

d.acknowledges and agrees that this Agreement does not constitute a novation nor modification of the Lease;

e.ratifies, confirms and continues all rights and remedies granted to Landlord in the Lease; and

f.ratifies and confirms all waivers made by such Tenant in or with respect to the Lease.

8.Releases by the Tenant. The Tenant, on behalf of itself, its members and any person or entity directly or indirectly claiming by or through it (collectively, the “Releasors”), hereby unconditionally remises, releases and forever discharges the Landlord, and each of their respective past and present direct and indirect owners, shareholders, partners, members, officers, directors, agents, parent corporations, subsidiaries, affiliates, trustees (including without limitation under any deed of trust, mortgage and/or deed to secure debt), administrators, servicers, contractors, attorneys, successors and assigns and the heirs, executors, administrators, successors’ and assigns of any such person or entity (collectively, the “Releasees”), of and from any and all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, promises, warranties, guaranties, representations, liens, mechanics’ liens, judgments, claims, counterclaims, cross claims, defenses and/or demands whatsoever, including claims for contribution and/or indemnity, whether now known or unknown, past or present, asserted or unasserted, contingent or liquidated, at law, by statute or in equity, or resulting from any assignment, if any (collectively, the “Claims”), which any of the Releasors ever had, now have, or may have against any of the Releasees, for or by reason of any cause, matter or thing whatsoever, arising from the beginning of time to the date hereof relating to or arising from the Lease or the landlord/tenant relationship created thereby between any of the Releasees and such Tenant. The Tenant warrants and represents that it has not assigned, pledged, hypothecated and/or otherwise divested itself and/or encumbered all or any part of the Claims being released hereby and that it hereby agrees to indemnify and hold harmless any and all of Releasees against whom any Claim so assigned, pledged, hypothecated, divested and/or encumbered is asserted. The Tenant hereby agrees to protect, defend, indemnify and hold harmless each Releasee from and against any and all loss, cost, damage, expense or liability (including attorneys’ fees and costs) which such Releasee may sustain or incur by reason of (i) any claim, defense or cause of action brought by the Tenant or any of its members, (ii) any breach by the Tenant of its obligations under this Agreement, (iii) any inaccuracy when made of any representation or warranty made by the Tenant in this Agreement, or (iv) or any act or omission of any Releasee which occurred prior to the date of this Agreement.

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9.Forbearance by Landlord. Without waiving any Default by Tenant or the Landlord’s rights and remedies, and subject to the terms and conditions set forth in this Agreement and the Lease, or any documents executed in connection with this Agreement, for so long as Tenant and Tenant’s subtenant are not in default under the Lease and the proposed sublease, as the case may be, Landlord (including its subsidiaries, affiliates, successors and assigns) will forbear from pursuing against Tenant any manner of action and actions, claims, charges, demands, counterclaims, crossclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, contracts, rights of setoff and recoupment, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (each, a “Default Claim”) that arises out of Tenant’s non-payment of Rent or any other sums due to Landlord prior to the date of this Agreement under the existing Lease (collectively, the “Rent Due”). For so long as neither Tenant nor its subtenant is not in default under the existing Lease, as amended, or the new sublease, on the final day of the third, fourth and fifth years following the execution of the new sublease, Landlord will release and forever quitclaim specified portions of the Rent Due as follows: one-third (1/3) at the end of year 3 of the new sublease, one-third (1/3) at the end of year 4 of the new sublease, and one-third (1/3) at the end of year 5 of the new sublease (collectively, the “Rent Due Burn Off”). To the extent that Landlord has notified Tenant that it or its subtenant is in default under the terms of Lease or the new sublease, such that said default would impact the efficacy of the forbearance or the Rent Due Burn-off provided above, Tenant will have fifteen days from receipt of a notification of default to cure any monetary default, and thirty (30) days to initiate a cure of any non-monetary default and an additional thirty (30) days to complete the cure of any such default, provided however, that if any such default cannot reasonably be cured within thirty (30) days, the cure period shall be extended for up to ninety (90) days, or otherwise as may be agreed to by Landlord, whose agreement to extend the allowable cure period may not be unreasonably withheld or delayed, provided Tenant continues to utilize its best efforts to timely effectuate such cure. The Forbearance Period shall terminate as of the expiration of the Term. Further at Landlord’s option in its sole and absolute business discretion, this Agreement and the Forbearance Period can be terminated upon the occurrence of any of the following:

a.The Tenant files a petition for bankruptcy under any chapter of the Federal Bankruptcy Code or takes advantage of any other debtor relief law, or an involuntary petition for bankruptcy under any chapter of the Federal Bankruptcy Code is filed against the Tenant, or any other judicial action is taken with respect to the Tenant by any creditor of Tenant that appoints a trustee, receiver, sequestrator or other custodian for itself or a substantial part of its property or makes any assignment for the benefit of creditors;

b.Landlord discovers that any representation or warranty made herein by the Tenant was or is untrue, incorrect or misleading in any material respect;

c.The Tenant breaches or defaults in performance of any covenant or agreement contained in this Agreement; or

d.Any creditor commences any enforcement action against the Tenant or any assets of the Tenant including, without limitation, filing of a suit or foreclosure action, filing of a notice of lis pendens or similar notice, exercise of a power of sale or the filing of a lien; provided, however, if the amount claimed by the opposing party is less than $10,000, or if any such action (other than a foreclosure) is dismissed within sixty (60) days of filing, then it shall be deemed immaterial and this Section 9(d) shall not apply to such action, so long as Tenant takes commercially reasonable steps to contest the action.

Upon termination of the Forbearance Period, for any reason, Landlord may take all steps it deems necessary or desirable to enforce its Lease rights as permitted by law or equity.

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10.Miscellaneous.

a.This Agreement shall be governed by the laws of the State of Ohio.

b.Time is of the essence in this Agreement.

c.This Agreement may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document and each such counterpart shall be deemed an original. Any signature on this Agreement, delivered by any party by facsimile or PDF transmission shall be deemed to be an original signature thereto.

d.To the extent of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the Lease, the terms and conditions of this Agreement shall prevail. All terms and conditions of the Lease not inconsistent herewith shall remain in full force and effect.

e.This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. The Tenant shall not assign its rights or obligations under this Agreement.

f.This Agreement is the entire agreement between the parties relating to the subject matter hereof, incorporates or rescinds all prior agreements and understandings between the parties hereto relating to forbearance of Base Rent payments due under the Lease, cannot be changed or terminated orally or by course of conduct, and shall be deemed effective as of the date it is accepted by the Landlord. Oral commitments to modify or change the terms of this Agreement, extend credit or to forbear from enforcing repayment of a debt, including promises to extend or renew such Base Rent payment default, are not enforceable. To protect Tenant and Landlord from misunderstanding or disappointment, all agreements reached concerning such matters are included in this writing, which is a complete and exclusive statement of the agreement between Tenant and Landlord.

g.Except as expressly set forth herein, neither the execution, delivery nor performance of this Agreement, nor anything contained herein, shall be construed as or shall operate as a course of conduct, course of dealing or a consent to or waiver of any provision of, or any right, power or remedy of the Landlord under the Lease.

h.No present or future advisor, trustee, director, officer, employee, shareholder, person, partner, member or agent of Landlord shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and the Tenant, its successors and assigns hereby waive any and all such personal liability.

i.Neither party has any obligation to re-negotiate or modify the Lease (or to attempt to do so in good faith or otherwise) and any such negotiations which may occur may be broken off by any party at any time in their respective sole and absolute discretion without liability. Any future waiver, alteration, amendment or modification of any of the provisions of the Lease or this Agreement shall not be valid or enforceable unless separately agreed to in writing and signed by all parties (in their respective sole and absolute discretion), it being expressly agreed that neither the Lease, nor this Agreement can be modified orally, by course of dealing or by implied agreement. Moreover, any delay by Landlord in enforcing its rights after an event of default shall not be a release or waiver of the event of default and shall not be relied upon by any party as a release or waiver of the default.

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j.The headings of paragraphs in this Agreement are for convenience of reference only and shall not in any way affect the interpretation or construction of this Agreement.

k.In any legal action relating to this Agreement, Tenant agrees that it shall pay to Landlord, as additional Rents or Rent damages if reduced to a judgment in favor of Landlord, all costs and expenses incurred by Landlord for such action (including reasonable out of pocket attorneys’ fees and disbursements).

l.Tenant understands and agrees that any discussions and all communications, including documents prepared in connection therewith during the Forbearance period regarding the Lease are and shall be confidential, and shall not be disclosed to third parties, except to agents, lenders, investors, representatives, lawyers, and accountants as such may be reasonably necessary in order to pursue discussions during the Forbearance Period. Further, this Agreement may not be introduced by Tenant in any other litigation or other proceeding (including Tenant’s bankruptcy case) involving a claim against Landlord the same being privileged in the same manner as a settlement offer in litigation. Notwithstanding the foregoing, Landlord may disclose this Agreement and any communications in any matter or proceeding as it deems necessary or advisable in order to enforce or otherwise give effect to the terms and conditions hereof.

m.The warranties and representations of the Tenant in this Agreement shall survive the termination of this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE OF PARTIES ON FOLLOWING PAGE.

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IN WITNESS WHEREOF, the undersigned have each executed this Agreement with an effective date being the last date shown below their respective signature.

TENANT:

REGIONAL HEALTH PROPERTIES, INC., a Georgia corporation

By:	/s/ Brent Morrison
Name:	Brent Morrison
Title:	Interim CEO
Date:	1/11/2019

LANDLORD:

COVINGTON REALTY, LLC, an Ohio limited liability company

By:	/s/ Find O. Karter
Name:	Find O. Karter
Title:	Manager
Date:	1/11/2018

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